Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FISCAL YEAR 2008 RESULTS; THIRD CONSECUTIVE YEAR OF RECORD SALES AND EARNINGS.

NORWALK, CT., August 26, 2008 – Bolt Technology Corporation (NASDAQ:BOLT) today announced record financial results for the fourth quarter and fiscal year ended June 30, 2008.

In May 2008, the Company sold its wholly-owned subsidiary, Custom Products Corporation (Custom). Therefore, the results of operations of Custom for the eleven months ended May 31, 2008 are being reported in the fiscal year 2008 financial statements as “Income from discontinued operations” and the results of operations of Custom in prior years have also been restated as “Income from discontinued operations.” In addition, the net gain on the sale of Custom has been reported as “Gain on sale of discontinued operations.”

The following summary sets forth the results of operations for the fiscal years and fourth quarters ended June 30, 2008 and 2007 and the 2007 per share data have been adjusted to reflect the 3-for-2 stock split to shareholders of record on January 16, 2008.

	Fiscal Year 2008	Fiscal Year 2007
Sales from continuing operations	$61,635,000	$46,929,000

Income from continuing operations	$13,709,000	$9,999,000
Income from discontinued operations	575,000	608,000
Gain on sale of discontinued operations	285,000	—

Net Income	$14,569,000	$10,607,000

Diluted earnings per share:
Income from continuing operations	$1.60	$1.17
Income from discontinued operations	.07	.07
Gain on sale of discontinued operations	.03	—

Net Income	$1.70	$1.24

Average diluted shares outstanding	8,587,000	8,524,000

	Fourth Quarter 2008	Fourth Quarter 2007
Sales from continuing operations	$14,921,000	$14,495,000

Income from continuing operations	$3,692,000	$3,211,000
Income from discontinued operations	133,000	179,000
Gain on sale of discontinued operations	285,000	—

Net Income	$4,110,000	$3,390,000

Diluted earnings per share:
Income from continuing operations	$.43	$.38
Income from discontinued operations	.02	.02
Gain on sale of discontinued operations	.03	—

Net Income	$.48	$.40

Average diluted shares outstanding	8,586,000	8,532,000

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “We are pleased to report our third consecutive year of record sales and earnings in fiscal 2008. Worldwide demand for our seismic exploration equipment, including the products of Real Time Systems which we acquired at the beginning of the year, continued at high levels. Sales of $61,635,000 increased 31% and earnings of $13,709,000 increased 37% over last year. We currently have cash in excess of $20,000,000 and we are actively seeking additional companies for acquisition.”

Mr. Soto added, “High oil and gas prices may result in some weakening of worldwide energy demand. However, we believe that despite such weakening, global energy production decreases and increasing demand for energy in China, India and the Middle East are favorable to increased spending for seismic exploration. Looking forward to fiscal 2009, we anticipate another strong year for our Company, although, depending on the timing of completion of additional seismic vessels quarterly results may be uneven.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of oilfield services equipment, including seismic energy sources, seismic source controllers and synchronizers and underwater connectors used in the offshore seismic exploration for oil and gas.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

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